Exhibit 99.1

DIANE BRYANT, OF INTEL CORPORATION, TO JOIN UNITED
TECHNOLOGIES BOARD OF DIRECTORS

FARMINGTON, Conn., December 14, 2016 - Diane M. Bryant, executive vice president of Intel Corporation and general manager of the data center group, today was elected to the United Technologies Corp. (NYSE: UTX) Board of Directors, effective January 1, 2017. She joins 14 other board members, 13 of whom are independent.
Bryant, 54, leads Intel’s data center group, a worldwide organization that develops platforms for the digital services economy and delivers almost half of the corporation’s operating margin. Prior to this role, she served as corporate vice president and chief information officer at Intel, responsible for corporate-wide information technology solutions and services that enabled Intel’s business strategies for growth and efficiency.
“Diane’s strong background in technology and the digital economy will be extremely valuable to us as we continue to execute on our strategies to deliver customer and shareholder value,” said Greg Hayes, Chairman and CEO of United Technologies. “We are delighted to welcome Diane to the board.”
Having joined Intel after earning her bachelors of science degree in electrical engineering from the University of California at Davis in 1985, Bryant has held numerous roles of increasing responsibility throughout her career. She has been a tireless advocate for women and underrepresented minorities. In 2016, World Affairs and its Global Philanthropy Forum honored Bryant with its Global Citizen Award, and in 2015 and 2016 she was among Fortune’s 50 Most Powerful Women in Business.

About United Technologies
United Technologies Corp., based in Farmington, Connecticut, provides high-technology systems and services to the building and aerospace industries.

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